As filed with the Securities and Exchange Commission on May 1, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEALTH CARE REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	34-1096634
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4500 Dorr Street

Toledo, Ohio 43615

(419) 247-2800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Thomas J. DeRosa

Chief Executive Officer

Health Care REIT, Inc.

4500 Dorr Street

Toledo, Ohio 43615

(419) 247-2800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Mary Ellen Pisanelli, Esq.

Shumaker, Loop & Kendrick, LLP

North Courthouse Square

1000 Jackson Street

Toledo, Ohio 43604

(419) 241-9000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)	AMOUNT OF REGISTRATION FEE(3)
Common Stock, $1.00 par value	15,000,000	$72.74	$926,397,218	$107,647.36

(1)

As discussed below, pursuant to Rule 415(a)(6) under the Securities Act of 1933, this registration statement includes 2,264,267 shares of common stock registered under the registration statement on Form S-3 (File No. 333-188346) filed by Health Care REIT, Inc. on May 3, 2013, which have not been sold.

(2)

Estimated solely for purposes of calculating the registration fee based upon the average of the high and low prices reported for the shares of the common stock on the New York Stock Exchange on April 30, 2015, pursuant to Rule 457(c).

(3)

The filing fee of $22,827 relating to 2,264,267 shares of common stock that are being carried forward from the registration statement on Form S-3 (File No. 333-188346) filed by Health Care REIT, Inc. on May 3, 2013 was previously paid in connection with the filing of such registration statement.

This registration statement includes 2,264,267 shares of common stock registered under the registration statement on Form S-3 (File No. 333-188346) filed by Health Care REIT, Inc. on May 3, 2013, which have not been sold. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the $22,827 filing fee previously paid in connection with such unsold shares will continue to be applied to such unsold shares. The offering of the unsold shares under the prior registration statement will be deemed terminated as of the date of effectiveness of this registration statement.

PROSPECTUS

HEALTH CARE REIT, INC.

FIFTH AMENDED AND RESTATED DIVIDEND REINVESTMENT

AND STOCK PURCHASE PLAN

15,000,000 Shares of Common Stock, $1.00 Par Value Per Share

With this prospectus, we are offering you the opportunity to participate in our Fifth Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan allows our existing stockholders to increase their holdings of our common stock and gives new investors an opportunity to make an initial investment in our common stock.

PLAN HIGHLIGHTS

•

If you are an existing stockholder, you may purchase additional shares of our common stock by reinvesting all or a portion of the dividends paid on your shares of common stock and by making optional cash payments of not less than $50 up to a maximum of $10,000 per month. In some instances, we may permit optional cash payments in excess of this maximum if we approve your request for waiver.

•

If you are a new investor, you may join the Plan by making an initial investment of not less than $1,000 up to a maximum of $10,000. In some instances, we may permit initial investments in excess of this maximum if we approve your request for waiver.

•

Regardless of whether you are an existing stockholder or a new investor, you may purchase shares of our common stock at a discount ranging from 0% to 5% (currently set at 2%) without paying any service fees, processing fees or other charges. This discount applies to reinvested dividends, optional cash payments and initial investments. However, no discount will be available for shares acquired in the open market. We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date. If we approve your request for waiver of the monthly volume limit, we may offer you a discount ranging from 0% to 5%.

•	Once you enroll in the Plan, you may authorize electronic deductions from your U.S. bank account for optional cash payments.

Your participation in the Plan is voluntary and you may terminate your account at any time. If you elect not to participate in the dividend reinvestment portion of the Plan, you will receive dividends, if and when declared by our board of directors, by check or automatic deposit to a U.S. bank account that you designate.

Investing in our shares of common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” beginning on page 1 of this prospectus. We suggest you retain this prospectus for future reference.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “HCN.” On April 30, 2015, the last reported sales price of our common stock on the New York Stock Exchange was $72.02 per share. Our executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615, telephone number: 419-247-2800, facsimile: 419-247-2826, and website: www.hcreit.com. The information on our website is not incorporated by reference in this prospectus, and our web address is included in this prospectus as an inactive textual reference only.

This prospectus is not an offer to sell these shares and it is not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 1, 2015.

i

RISK FACTORS

Before you decide to participate in the Plan and invest in shares of our common stock, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all information included or incorporated by reference in this prospectus, including the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2014, before you decide to participate in the Plan and purchase shares of common stock. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to Our Business

Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including availability and cost of capital;

•

issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance;

•	changes in financing terms;

•	competition within the health care, seniors housing and life science industries;

•	negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans;

•	our ability to transition or sell properties with profitable results;

•	the failure to make new investments or acquisitions as and when anticipated;

•	natural disasters and other acts of God affecting our properties;

•	our ability to re-lease space at similar rates as vacancies occur;

•	our ability to timely reinvest sale proceeds at similar rates to assets sold;

•	operator/tenant or joint venture partner bankruptcies or insolvencies;

•	the cooperation of joint venture partners;

•	government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements;

•	liability or contract claims by or against operators/tenants;

•	unanticipated difficulties and/or expenditures relating to future investments or acquisitions;

•	environmental laws affecting our properties;

•	changes in rules or practices governing our financial reporting;

•	the movement of U.S. and foreign currency exchange rates;

•	our ability to maintain our qualification as a real estate investment trust (“REIT”);

•	key management personnel recruitment and retention; and

•

other risks described in the reports we file from time to time with the SEC, including, but not limited to, the risks identified in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Risks Related to Our Common Stock

You will not know the share price of our common stock at the time you make an investment decision.

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The share price of our common stock may fluctuate between the time you make an investment decision and the time the shares are purchased or sold.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

If you instruct Computershare Trust Company, N.A. (the “Administrator”) to sell your shares under the Plan, you may not be able to direct the time or price at which your shares are sold, depending on the sales option you select. The market price of our common stock may decline between the time you decide to sell shares and the actual time of sale.

If you decide to withdraw from the Plan and request a certificate for whole shares credited to you under the Plan, the share price of our common stock may decline between the time you decide to withdraw and the time you receive the certificate.

The share price of our common stock could be affected by several factors.

The share price of our common stock depends upon several factors, including, but not limited to: our financial condition, performance and prospects; general economic and financial market conditions; changes in estimates by analysts; the market for similar securities issued by REITs; and our ability to meet analysts’ estimates. In addition, the market price of our common stock may be affected by future sales of our securities, including additional issuances of common stock and securities convertible into common stock. These factors, among others, could significantly depress the trading price of our common stock.

Our issuance of additional securities may reduce the market price for our shares.

The market price of our common stock may be affected by future sales of our securities, including those made pursuant to the separate equity distribution agreements with each of UBS Securities LLC, RBS Securities Inc., KeyBanc Capital Markets Inc. and Credit Agricole Securities (USA) Inc. and other additional issuances of common stock and securities convertible into common stock. We also are required to issue common stock to the holders of the 3.00% Convertible Senior Notes due 2029, the Series I Cumulative Convertible Perpetual Preferred Stock and the Series J Cumulative Redeemable Preferred Stock if and when the holders exercise their conversion rights or, in limited circumstances, as a make-whole premium upon the occurrence of a make-whole fundamental change or fundamental change. We may also issue common stock as consideration or partial consideration in connection with our investments and acquisitions or for achieving certain benchmarks related to such investments and acquisitions. The number of shares of common stock that we may issue or that we may issue upon conversion could be significant and dilutive to our existing stockholders.

Holders of our outstanding shares of preferred stock have, and holders of any future outstanding shares of preferred stock will have, liquidation, dividend and other rights that are senior to the rights of the holders of our common stock.

Since our board of directors has the authority to designate and issue preferred stock with liquidation, dividend and other rights that are senior to those of our common stock, the holders of our issued and outstanding shares of preferred stock, as well as any that may be issued in the future, would receive, upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common stock, their liquidation preferences as well as any accrued and unpaid distributions. These payments would reduce the remaining amount of our assets, if any, available for distribution to holders of our common stock.

Certain provisions in our certificate of incorporation and by-laws may restrict your ownership of shares of our capital stock and/or discourage or prevent a change in control.

In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, our by-laws provide that no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code of 1986, as amended, more than 9.8% of the value of our outstanding capital stock, subject to certain exceptions. For this purpose, all options, warrants, convertible securities or other rights to acquire our common stock will be treated as if all such rights had been exercised. If any shares or other securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of shares or securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess. See “Restrictions on Transfer of Securities.” These and other provisions in our certificate of incorporation, by-laws and Delaware law could delay, prevent or deter a transaction or change in control, including an acquisition of us by a third party, that might involve a premium price for our common stock or otherwise be favorable to you as a stockholder. See “Description of Certain Provisions of Our Certificate of Incorporation and By-Laws.”

Our ability to pay dividends in the future is subject to many factors.

Our primary unsecured credit facility restricts our ability to pay cash dividends on our common stock if we default under the credit facility, and other financing agreements that we enter into in the future also may limit our ability to pay cash dividends on our capital stock. If we default under our primary unsecured credit facility, or if future financing agreements restrict our ability to pay cash dividends, we will be restricted in our ability to pay cash dividends on our common stock unless we can refinance amounts outstanding under those agreements.

Under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay cash dividends on our common stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on our common stock, we may not have sufficient cash to pay dividends on our common stock.

Our ability to pay dividends may be impaired if any of the risks described in this prospectus or incorporated by reference into this prospectus were to occur. In addition, payment of our dividends depends upon our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time.

We believe that our common stock does not constitute a “U.S. real property interest” and therefore we would not generally be required to withhold from payments to non-U.S. holders under the Foreign Investment in Real Property Act, or FIRPTA. We cannot assure you, however, that our common stock does not or will not in the future constitute a U.S. real property interest.

Although we are not currently aware of any facts that would cause our conclusion to change, depending on the facts in existence at the time of any sale, repurchase, conversion, or retirement of our common stock, it is possible that our common stock could constitute a U.S. real property interest. If so, non-U.S. holders of our common stock may be subject to withholding on payments in connection with such a sale, repurchase, conversion, or retirement regardless of whether such non-U.S. holders provide certification documenting their non-U.S. status. See “Item 1—Business—Taxation” of our Annual Report on Form 10-K for the year ended December 31, 2014.

Other important factors are identified in our Annual Report.

Other important factors are identified in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus, and may be identified in documents filed by us with the Securities and Exchange Commission (the “SEC” or the “Commission”) after the date hereof that are incorporated by reference into this prospectus, including factors identified under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain statements that constitute “forward-looking statements” as that term is defined in the federal securities laws. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to:

•	our opportunities to acquire, develop or sell properties;

•	our ability to close our anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes;

•	the expected performance of our operators/tenants and properties;

•	our expected occupancy rates;

•	our ability to declare and to make distributions to stockholders;

•	our investment and financing opportunities and plans;

•	our continued qualification as a REIT;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet our earnings guidance.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements, including, but not limited to, the risks and uncertainties described above under “Risk Factors.” We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with different or inconsistent information from that contained in this prospectus and the documents incorporated herein by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof and that the documents incorporated herein by reference are accurate only as of the date that such documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the shares of common stock offered hereby, or an offer to sell, or a solicitation of an offer to buy, such shares in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful.

This prospectus and the documents incorporated herein by reference summarize material provisions of certain contracts and other documents. These are summaries only, and you may wish to review the full text of those documents for a full understanding of their terms and conditions.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to the “Company,” “we,” “us,” “our” and similar references mean Health Care REIT, Inc. and its subsidiaries.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC covering the common stock that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the common stock.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our website at www.hcreit.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The information on our website is not incorporated by reference in this prospectus, and our web address is included in this prospectus as an inactive textual reference only. You can review these SEC filings and the registration statement by accessing the SEC’s website at www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of this prospectus;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

This prospectus incorporates by reference the following documents we filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•

Annual Report on Form 10-K for the year ended December 31, 2014, including information specifically incorporated by reference into the Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on March 27, 2015;

•	Current Reports on Form 8-K filed on February 26, 2015 and April 1, 2015;

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The description of our common stock as set forth in our registration statement filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description;

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The description of our 6.50% Series I Cumulative Convertible Perpetual Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on March 3, 2011, including any amendment or report for the purpose of updating such description;

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The description of our 6.50% Series J Cumulative Redeemable Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on March 6, 2012, including any amendment or report for the purpose of updating such description; and

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering;

other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the SEC or are not required to be incorporated herein by reference.

This prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon oral or written request, we will provide each person receiving this prospectus a free copy of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

Erin C. Ibele

Executive Vice President, Head of Human Capital and Corporate Secretary

Health Care REIT, Inc.

4500 Dorr Street

Toledo, Ohio 43615

(419) 247-2800

ABOUT OUR COMPANY

We are a REIT that has been at the forefront of seniors housing and health care real estate since the Company was founded in 1970. We are an S&P 500 company headquartered in Toledo, Ohio. Our portfolio spans the full spectrum of seniors housing and health care real estate, including seniors housing communities, long-term/post-acute care facilities, medical office buildings, inpatient and outpatient medical centers and life science facilities. Our capital programs, when combined with comprehensive planning, development and property management services, make us a single-source solution for acquiring, planning, developing, managing, repositioning and monetizing real estate assets. As of December 31, 2014, our diversified portfolio consisted of 1,328 properties in 46 states, the United Kingdom and Canada.

Our principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615, and our telephone number is (419) 247-2800. Our website address is www.hcreit.com. The information on our website is not incorporated by reference in this prospectus, and our web address is included in this prospectus as an inactive textual reference only.

Our Strategy

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in net operating income and portfolio growth. To meet these objectives, we invest across the full spectrum of seniors housing and health care real estate and diversify our investment portfolio by property type, relationship and geographic location.

We invest in seniors housing and health care real estate primarily through acquisitions, developments and joint venture partnerships. We diversify our investment portfolio by property type, relationship and geographic location. In determining whether to invest in a property, we focus on the following: (1) the experience of the obligor’s/partner’s management team; (2) the historical and projected financial and operational performance of the property; (3) the credit of the obligor/partner; (4) the security for any lease or loan; (5) the real estate attributes of the building and its location; (6) the capital committed to the property by the obligor/partner; and (7) the operating fundamentals of the applicable industry. We conduct market research and analysis for all potential investments. In addition, we review the value of all properties, the interest rates and covenant requirements of any facility-level debt to be assumed at the time of the acquisition and the anticipated sources of repayment of any existing debt that is not to be assumed at the time of the acquisition.

We monitor our investments through a variety of methods determined by the type of property. Our proactive and comprehensive asset management process for seniors housing properties generally includes review of monthly financial statements and other operating data for each property, review of obligor/partner creditworthiness, property inspections, and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. Our internal property management division actively manages and monitors the medical office building portfolio with a comprehensive process including review of, among other things, tenant relations, lease expirations, the mix of health service providers, hospital/health system relationships, property performance, capital improvement needs, and market conditions. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze property-specific data. Additionally, we conduct extensive research to ascertain industry trends.

We evaluate the operating environment in each property’s market to determine the likely trend in operating performance of the facility. When we identify unacceptable trends, we seek to mitigate, eliminate or transfer the risk. Through these efforts, we are generally able to intervene at an early stage to address any negative trends, and in so doing, support both the collectability of revenue and the value of our investment.

For additional information regarding our business, please see the information under the heading “Business” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus.

DESCRIPTION OF OUR COMMON STOCK

The following is a summary of certain terms of our common stock. Because this summary is not complete, you should refer to our certificate of incorporation and by-laws, which documents provide additional information regarding our common stock. See also “Description of Certain Provisions of Our Certificate of Incorporation and By-Laws” below. Copies of our certificate of incorporation and by-laws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common stockholders are entitled to receive dividends when declared by the board of directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Common stockholders have one vote per share, and there are no cumulative voting rights. If we are voluntarily or involuntarily liquidated or dissolved, common stockholders are to share ratably in our distributable assets remaining after the satisfaction of all of our debts and liabilities and the preferred stockholders’ prior preferential rights. Common stockholders do not have preemptive rights. The common stock will be, when issued, fully paid and nonassessable. The common stock is subject to restrictions on transfer under certain circumstances described under “Restrictions on Transfer of Securities” below. The transfer agent for our common stock is Computershare Trust Company, N.A.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are outstanding or which we may designate and issue in the future.

RESTRICTIONS ON TRANSFER OF SECURITIES

For us to qualify as a REIT, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, our by-laws (with respect to our common stock and preferred stock) and our certificates of designation (for our preferred stock) provide that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of our common stock or more than 9.8% in value of our outstanding capital stock by such person. For purposes of application of such limitations to any person, all options, warrants, convertible securities or other rights to acquire our capital stock held directly or indirectly by such person will be treated as if all such rights had been exercised. If any securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess. The board of directors may grant limited exemptions from the ownership restrictions set forth in the by-laws to specified persons if the board determines that each such limited exemption is in the best interests of us and our stockholders.

Our by-laws and certificates of designation further provide that, if the foregoing stock ownership limitations are determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

In addition, under our by-laws and certificates of designation, we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a REIT.

DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF

INCORPORATION AND BY-LAWS

Anti-Takeover Provisions

Our certificate of incorporation and by-laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect are:

•	A provision permitting our board of directors to make, amend or repeal our by-laws.

•

Authorization for our board of directors to issue preferred stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters.

•	A prohibition on stockholders taking action by written consent in lieu of a meeting.

•	Advance notice procedures with respect to nominations of directors by stockholders and proposals by stockholders of business at an annual meeting.

•	The grant only to our board of directors of the right to call special meetings of stockholders.

•	Limitations on the number of shares of our capital stock that may be beneficially owned, directly or indirectly, by any one stockholder (see “Restrictions on Transfer of Securities” above).

•	Limitations on transactions that involve us and any stockholder who beneficially owns 5% or more of our voting stock (see “—Limitations on Transactions Involving Us and Our Stockholders” below).

•

A provision permitting amendment by the stockholders of certain of the provisions listed above only by an affirmative vote of the holders of at least three-quarters of all of the outstanding shares of our voting stock, voting together as a single class.

Limitations on Transactions Involving Us and Our Stockholders

Under our by-laws, in addition to any vote otherwise required by law, our certificate of incorporation or our by-laws, the following transactions will require the affirmative vote of the holders of at least 75% of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

•	Our merger or consolidation with or into

•	any stockholder that owns 5% or more of our voting stock; or

•	any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a stockholder that owns 5% or more of our voting stock.

•

Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of our assets, in one transaction or a series of transactions, to or with any stockholder that owns 5% or more of our voting stock or an affiliate of any such stockholder.

•

Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity securities that is directly or indirectly owned by any stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder, whether or not the transaction involves such a stockholder.

•	The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of a stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder.

These provisions will not apply to any of the transactions described above if:

•

We are at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the owner of a majority of each class of the outstanding equity securities of the 5% stockholder that is a party to the transaction; or

•	The transaction has been approved by a majority of the members of our board of directors who, at the time such approval is given, were not affiliates or nominees of the 5% stockholder; or

•	Both of the following conditions have been met:

•

the aggregate amount of the cash and the fair market value, as determined in good faith by our board of directors, of the consideration other than cash to be received per share by holders of our voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% stockholder for any shares of voting stock acquired by it:

•	within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or

•	in the transaction in which it became a 5% stockholder, whichever is higher; and

•

the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% stockholder previously paid for shares of such voting stock. If the 5% stockholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration to be paid by the 5% stockholder for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the stockholder.

The foregoing summary of certain provisions of our certificate of incorporation and by-laws does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to and qualified in its entirety by reference to the provisions of applicable law and our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

THE PLAN

Description of the Plan

Who is eligible to participate in the Plan? New investors and existing stockholders of Health Care REIT, Inc. are eligible to participate in the Plan. If you own shares that are registered in someone else’s name (for example, a bank, broker, or trustee) and you want to participate in the Plan, you may be able to arrange for that person to handle the reinvestment of dividends. If not, your shares should be withdrawn from “street name” or other form of registration and should be registered in your own name. Alternatively, your broker or bank may offer a program that allows you to participate in a plan without having to withdraw your shares from “street name.”

What are the benefits of the Plan?

•

The Plan provides you with the opportunity to automatically reinvest cash dividends paid on all or a portion of your common stock (including shares of common stock held in your Plan account) in additional shares of common stock without payment of any service fees, processing fees or other charges to the extent shares are purchased directly from us. In addition, at our discretion, purchases of shares directly from us may be made at a discount to the market price.

•

The Plan provides eligible stockholders and new investors with the opportunity each month to make optional cash payments or initial investments, respectively, to purchase additional shares of common stock, subject to minimum and maximum purchase limits, without payment of any service fees, processing fees or other charges to the extent shares are purchased directly from us.

•

The purchase price for shares of common stock purchased directly from us through reinvestment of dividends, optional cash payments and initial investments may be issued at a discount from the market price. We will periodically establish a discount rate ranging from 0% to 5%. As of the date of this prospectus, the discount is 2%. We may adjust the discount at our discretion at any time.

•

You may purchase fractional shares of common stock under the Plan, which means you may fully reinvest all cash dividends or fully invest any optional cash payments or initial investments. Dividends on fractional shares, as well as on whole shares, can also be reinvested in additional shares which will be credited to your Plan account.

•

You will receive a transaction advice confirming the details of each transaction that you make and, if you participate in the dividend reinvestment feature, you will receive a quarterly statement of your account.

What are the disadvantages of the Plan?

•

We will not pay you any interest on dividends, optional cash payments or initial investments held by the Administrator before the investment date. In addition, for optional cash payments or initial investments in excess of $10,000 that we approve, if the threshold price, if any, is not met on a waiver investment date, no investment will be made on that day and the corresponding portion of your optional cash payment will be returned to you without interest (unless, as described below, the pricing period extension feature applies).

•

The purchase price of shares that you purchase under the Plan will not be determined until the applicable investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.

•

If you decide to make optional cash payments or an initial investment in our common stock under the Plan, your payments or investment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.

•

We may adjust the discount from the market price of shares of our common stock in our sole discretion at any time. The granting of a discount for one month or quarter, as applicable, will not ensure the availability of a discount or the same discount in future months or quarters, respectively.

•	If you request the Administrator to sell shares from your Plan account, the Administrator will deduct a service fee and processing fees from the proceeds of the sale.

How does a new investor participate in the Plan? If you are a new investor and would like to participate in the Plan, please read this prospectus before you invest. Once you have read this prospectus, you may complete the initial enrollment form. Alternatively, you may enroll on-line through Investor Centre at www.computershare.com/investor. Please follow the instructions for authorizing an initial investment and indicate whether you want to participate in the dividend reinvestment portion of the Plan.

New investors can participate in the Plan by making an initial investment in our common stock of not less than $1,000 up to a maximum of $10,000, unless a request for waiver has been granted (in which case the initial investment may exceed $10,000). If you are a new investor, you may make an initial investment by:

•	Authorizing an electronic debit of at least $1,000 but not more than $10,000 from your U.S. bank account. This alternative is available to on-line investors only; or

•	Mailing a check for at least $1,000 but not more than $10,000 to the Administrator along with your initial enrollment form. Please make the check payable to Health Care REIT/Computershare.

The purchase price for shares purchased with an initial investment of not less than $1,000 up to a maximum of $10,000 will be equal to the market price less a discount ranging from 0% to 5% (currently set at 2%). However, no discount will be available for shares acquired in the open market. We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date. See “Purchases and Pricing of Shares” for a description of how the market price is determined. We will not issue shares at a price that is less than 95% of the average high and low sales prices of our common stock on the investment date. If you request a waiver and we approve it, your initial investment may exceed $10,000. See “Optional Cash Payments and Initial Investments in Excess of $10,000 – Request for Waiver” and “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver” for more information.

How does an existing stockholder participate in the Plan? Enrollment is available on-line through Investor Centre at www.computershare.com/investor. Alternatively, you may enroll by completing the enrollment form. Your participation will begin promptly after your Plan enrollment is received. Once you enroll, your participation continues automatically for as long as you wish to participate in the Plan.

You may change your dividend reinvestment election at any time on-line through Investor Centre or by notifying the Administrator in writing. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend. Except in unusual circumstances, the record date will be approximately 20 days in advance of the dividend payment date.

You may, of course, choose not to reinvest any of your dividends, in which case the Administrator will remit any dividends to you by check or automatic deposit to a U.S. bank account that you designate.

As an existing stockholder, what are my investment options under the Plan? Once enrolled in the Plan, you may elect to:

•	Reinvest all or a portion of your dividends in additional shares of our common stock; and/or

•

Make optional cash payments of not less than $50 up to a maximum of $10,000 per month unless a request for waiver has been granted (in which case your optional cash payments may exceed $10,000 for the month in which the waiver is granted), regardless of whether dividends are being reinvested. The $50 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $1,000.

The purchase price for shares purchased with reinvested dividends and optional cash payments up to $10,000 per month will be equal to the market price less a discount ranging from 0% to 5% (currently set at 2%). This discount applies to reinvested dividends and optional cash payments. However, no discount will be available for shares acquired in the open market. We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date. See “Purchases and Pricing of Shares” for a description of how the market price is determined. You may make optional cash payments in excess of $10,000 in any month only if we grant your request for waiver. If a request for waiver is approved, we may offer discounts ranging from 0% to 5%. See “Optional Cash Payments and Initial Investments in Excess of $10,000 – Request for Waiver” and “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver” for more information.

How do I make an optional cash payment under the Plan? If you already own shares of our common stock, are enrolled in the Plan and want to make optional cash payments, you can authorize an individual automatic deduction from your U.S. bank account through Investor Centre or send a check (in U.S. dollars and drawn on a U.S. bank) to the Administrator for each optional cash payment. If you choose to submit a check, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. If you are not in the U.S., contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, the Administrator is unable to accept checks clearing through non-U.S. banks. The Administrator will not accept cash, traveler’s checks, money orders or third-party checks. If you wish to make regular monthly optional cash payments, you may authorize automatic monthly deductions from your bank account. Optional cash payments may not be less than $50, and the total of all optional cash payments may not exceed $10,000 in any month, unless a request for waiver has been granted (in which case your optional cash payments may exceed $10,000 for the month in which the waiver is granted).

Who is the administrator of the Plan? Computershare Trust Company, N.A. (the “Administrator”) administers the Plan. Certain administrative support will be provided to the Administrator by its designated affiliates. If you have questions regarding the Plan, please write to the Administrator at the following address: Computershare Trust Company, N.A., P.O. Box 30170, College Station, TX 77842-3170, or call the Administrator at 1-888-216-7206 (if you are inside the United States or Canada) or 1-201-680-6578 (if you are outside the United States or Canada). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m., Eastern Standard Time, Monday through Friday (except holidays). In addition, you may visit the Computershare website at www.computershare.com/investor. At this website, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account via Investor Centre. See “Administration” for more information regarding Investor Centre and the administration of the Plan.

When are funds invested under the Plan? The investment date for initial investments and optional cash payments will be the 20th day of the month, or the next succeeding business day if the 20th falls on a weekend or holiday. The investment date for reinvested cash dividends will be the dividend payment date (generally, on or about the 20th day of February, May, August and November). In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

How do I make optional cash payments or an initial investment in excess of the maximum monthly amount? If you wish to make optional cash payments in excess of $10,000 in any month or an initial investment in excess of $10,000, see “Optional Cash Payments and Initial Investments in Excess of $10,000 – Request for Waiver” and “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver” for more information.

Who pays the service fees, processing fees and other expenses? We will pay all service fees, processing fees or other charges on shares purchased through the Plan. You may be responsible for certain charges if you withdraw from the Plan.

Purpose

The purpose of the Plan is to provide a convenient and economical way for our stockholders to invest all or a portion of their cash dividends in additional shares of our common stock. The Plan also allows our stockholders and new investors to purchase additional shares of our common stock.

Eligibility of New Investors

If you are a new investor, you can participate in the Plan by making an initial investment in our common stock of not less than $1,000 up to a maximum of $10,000. You may make an initial investment in excess of $10,000 only if we grant your request for waiver. New investors may join the Plan by completing the initial enrollment form and delivering it, along with an initial investment, to the Administrator. Alternatively, you may enroll in the Plan on-line through Investor Centre at www.computershare.com/investor. See “How does a new investor participate in the Plan?” for more information on how to make an initial investment through Investor Centre.

Eligibility of Existing Stockholders

If you are a current holder of record of our common stock, you may participate in the Plan unless receipt of shares through the Plan would cause you to beneficially own more than 9.8% of our outstanding shares. See “Restrictions on Transfer of Securities” and “Description of Certain Provisions of our Certificate of Incorporation and By-Laws” for more information. Eligible stockholders may join the Plan by completing an enrollment form and delivering it to the Administrator. Alternatively, you may enroll in the Plan on-line through Investor Centre at www.computershare.com/investor. See “How do I make an optional cash payment under the Plan?” for more information on how to make an optional cash payment through Investor Centre.

If you own shares that are registered in someone else’s name (for example, a bank, broker, or trustee) and you want to participate in the Plan, you may be able to arrange for that person to handle the reinvestment of dividends. If not, your shares should be withdrawn from “street name” or other form of registration and should be registered in your own name. Alternatively, your broker or bank may offer a program that allows you to participate in a plan without having to withdraw your shares from “street name.”

If you are already a participant in the Plan, you need not take any further action in order to maintain your present participation.

Administration

Computershare Trust Company, N.A. (the “Administrator”) administers the Plan. Certain administrative support will be provided to the Administrator by its designated affiliates.

You can enroll in the Plan, obtain information, and perform certain transactions on your Plan account on-line via Investor Centre.

To access Investor Centre please visit the Computershare website at:

www.computershare.com/investor

You can contact stockholder customer service toll-free within the United States and Canada at:

1-888-216-7206

If you are calling from outside the United States or Canada, please contact stockholder customer service at:

1-201-680-6578

An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).

You may write to the Administrator at the following address:

Computershare Trust Company, N.A.

P.O. Box 30170

College Station, TX 77842-3170

Please include a reference to Health Care REIT, Inc. in all correspondence.

Purchases and Pricing of Shares

When purchasing shares in the open market or through privately negotiated transactions the Administrator may combine a participant’s funds with funds of other participants and generally will batch purchase types (reinvested dividends, initial investments and optional cash payments) for separate execution by its broker. At the Administrator’s discretion these batches may be combined and executed by its broker. The Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, the Administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the common shares purchased for each participant’s account, whether purchased with funds contributed, dividends or both, shall be the weighted average price of the specific batch for such shares purchased by the Administrator’s broker on that investment date. No discount will be available for shares acquired in the open market.

With respect to reinvested dividends, initial investments up to $10,000 and optional cash payments up to $10,000, the market price for purchases of shares directly from us will be equal to the average of the daily closing prices of our shares, as quoted by the New York Stock Exchange Composite Transaction list as quoted by Bloomberg, L.P., for a period of 10 trading days immediately preceding the investment date. However, we will not issue shares at a price that is less than 95% of the average of the high and low sales prices of our common stock on the investment date.

•

The purchase price for shares purchased with reinvested dividends, initial investments up to $10,000 and optional cash payments up to $10,000 per month will be the market price less a discount ranging from 0% to 5% (currently set at 2%). However, no discount will be available for shares acquired in the open market. We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date.

•

If a request for waiver is approved, the purchase price for shares purchased with optional cash payments in excess of $10,000 for any month or an initial investment in excess of $10,000 will be determined as provided in “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver.”

For reinvested cash dividends, the investment date will be the dividend payment date for the quarter. Dividend payment dates normally occur on or about the 20th day of February, May, August, and November. The investment date for initial investments and optional cash payments will be the 20th day of the month, or the next succeeding business day if the 20th falls on a weekend or holiday. Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested by you divided by the applicable purchase price per share.

Except for certain charges incurred in connection with withdrawal from the Plan, there are no service fees, processing fees or other charges on shares purchased through the Plan.

Participation

Any eligible stockholder and new investor may join the Plan by completing an enrollment form and returning it to the Administrator at the following address: Computershare Trust Company, N.A., P.O. Box 30170, College Station, TX 77842-3170. If you are an eligible stockholder, you may submit an initial optional cash payment of between $50 and $10,000 with your completed enrollment form. If you are a new investor, you must submit an initial investment of between $1,000 and $10,000 with your completed initial enrollment form. Alternatively, you may enroll on-line at www.computershare.com/investor. You may make an initial optional cash payment or an initial investment in excess of $10,000 only if we grant your request for waiver.

If the Administrator receives your enrollment form on or before the record date for the payment of the next dividend (approximately 20 days in advance of the dividend payment date), that dividend will be invested in additional shares of common stock for your Plan account. If the enrollment form is received in the period after any dividend record date, that dividend will be paid by check or automatic deposit to a U.S. bank account that you designate and your initial dividend reinvestment will commence with the following dividend.

Once enrolled in the Plan, you can meet your individual objectives by choosing among the following categories or combinations of investments:

•	You may reinvest all or a portion of the cash dividends paid on your shares of common stock in additional shares of our common stock.

•

You may invest by making optional cash payments of not less than $50 up to a maximum of $10,000 per month unless a request for waiver has been granted (in which case your optional cash payments may exceed $10,000 for the month in which the waiver is granted), regardless of whether dividends are being reinvested.

The $50 minimum described above applies only to optional cash payments by Plan participants. New investors must make an initial investment of not less than $1,000.

By enrolling in the Plan, you direct the Administrator to apply dividends and any optional cash payments you might make as a participant to the purchase of additional shares of our common stock in accordance with the Plan’s terms and conditions. Unless otherwise instructed, the Administrator will automatically reinvest all dividends declared on shares held under the Plan. If you do not want the dividends paid on your shares to be reinvested, you must provide notice to the Administrator. See “Administration” for information on how to contact the Administrator. To be effective for a particular dividend payment, the Administrator must receive such notice on or before the record date for that dividend (approximately 20 days in advance of the dividend payment date). If the notice is received after the record date, dividends paid on shares held in your account will be reinvested and credited to your account. Your request will then be processed as soon as practicable after the dividends are reinvested.

Optional cash payments and initial investments can be delivered to the Administrator in the form of a check made payable to Health Care REIT/Computershare, or by authorizing electronic transfers from your U.S. bank account by accessing your Plan account on-line through Investor Centre at www.computershare.com/investor. If you send a check, please complete the transaction stub attached to your Plan statement and then mail it with your payment to the address specified on the Plan statement. A $35.00 fee will be assessed for a check or electronic debit that is returned for insufficient funds.

The Administrator must receive the optional cash payment of an existing stockholder at least one business day prior to the investment date.

Cost

We will pay all fees, the annual cost of administration and, unless provided otherwise in the Plan, all other charges incurred in connection with the purchase of shares acquired under the Plan, if any. Certain charges may be incurred by you if you withdraw from the Plan as described below. See “Withdrawal by Participant.”

Date for Investment of Funds under the Plan

For reinvested cash dividends, the investment date will be the dividend payment date for the quarter. Dividend payment dates normally occur on or about the 20th day of February, May, August, and November. The investment date for initial investments and optional cash payments will be the 20th day of the month, or the next succeeding business day if the 20th falls on a weekend or holiday. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

Discounts

The discount on shares purchased with reinvested dividends, initial investments up to $10,000 and optional cash payments up to $10,000 per month will range from 0% to 5% (currently set at 2%). However, no discount will be available for shares acquired in the open market. We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date.

The discount, if any, on shares purchased pursuant to a request for waiver is described in “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver.”

Initial Investments by New Investors

New investors can participate in the Plan by making an initial investment in our common stock of not less than $1,000 up to a maximum of $10,000, unless a request for waiver has been granted (in which case the initial investment may exceed $10,000). An initial investment by a new investor may be made by enclosing a check with the initial enrollment form. Checks should be made payable to Health Care REIT/Computershare. Alternatively, new investors may enroll on-line at www.computershare.com/investor.

The Administrator must receive your payment at least one business day prior to the investment date. Funds received after the investment date will be held for investment in the following month. If you deliver an initial investment to the Administrator, but decide that you do not want to make the initial investment, you must deliver a written request for a refund to the Administrator. See “Administration” for information on how to contact the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

Optional Cash Payments by Existing Stockholders

Every month, you may purchase additional shares through optional cash payments, regardless of whether dividends are being reinvested. Optional cash payments may not be less than $50, and the total of all optional cash payments submitted by an individual stockholder may not exceed $10,000 in any month, unless a request for waiver has been granted (in which case the optional cash payments may exceed $10,000 for the month in which the waiver is granted). The $50 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $1,000. There is no obligation either to make an optional cash payment in any month or to invest the same amount of cash in each month.

If you already own shares of our common stock, are enrolled in the Plan and want to make optional cash payments, you can authorize an individual automatic deduction from your designated U.S. bank account through Investor Centre or send a check to the Administrator for each optional cash payment. If you choose to submit a check, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. If you wish to make regular monthly optional cash payments, you may authorize automatic monthly deductions from your designated U.S. bank account on-line at http://www.computershare.com/

investor or by completing a Direct Debit Authorization Form and mailing it to the Administrator. This feature enables you to make ongoing investments in shares of common stock without writing a check. Funds will be deducted from your bank account on the 15th day of each month or, if the 15th is not a business day, the next business day.

Optional cash payments must be sent so that the Administrator receives the payment at least one business day prior to the investment date. Funds received after the investment date will be held for investment in the following month. If you deliver an optional cash payment to the Administrator, but decide that you do not want to make the optional cash payment, you must deliver a written request for a refund to the Administrator. See “Administration” for information on how to contact the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

In the event that any check or other deposit is returned unpaid for any reason or your pre-designated U.S. bank account does not have sufficient funds for an automatic withdrawal, the Administrator will consider the request for investment of that purchase null and void. The Administrator will immediately remove from your Plan account any shares of common stock already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares of common stock are insufficient to satisfy the balance of the uncollected amounts, the Administrator may sell additional shares from your Plan account as necessary to satisfy the uncollected balance. There is a $35.00 charge for any check, electronic fund transfer or other deposit that is returned unpaid by your bank. This fee will be collected by the Administrator through the sale of the number of shares of common stock from your Plan account necessary to satisfy the fee. You will be responsible for customary fees incurred in connection with any such sale.

Use of Multiple Accounts

If you set up multiple accounts using variations of the same name, bearing the same social security number or tax identification number, or do anything else, regardless of the form, for the purpose of evading the $10,000 limitation on initial investments and monthly optional cash payments, you will be considered a single participant for purposes of the $10,000 limitation. If you have some shares of common stock registered in your name and other shares registered under a nominee’s or broker’s street name, or in the name of a corporation, trust, co-tenancy, partnership or other entity of which you are an “affiliate,” you and all of your affiliates may only invest a total of $10,000 per month under the Plan. For purposes of this Plan, “affiliate” is defined in the same manner as in Rule 405 of the Securities Act of 1933, as amended, and includes any person or persons controlling, controlled by or under common control with you. Separate custodial or trust accounts for separate beneficiaries will, however, be entitled to invest up to $10,000 per account each month. Purchases made for an account of a participant in a plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, will not be included in this $10,000 limitation.

Optional Cash Payments and Initial Investments in Excess of $10,000—Request for Waiver

Request for Waiver. If you want to make optional cash payments in excess of $10,000 in any month or an initial investment in excess of $10,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting us at 1-419-247-2859.

We have the sole discretion whether to approve any request to make an optional cash payment or initial investment in excess of the maximum amount and to set the terms of any such optional cash payment or initial investment. If we approve your request for waiver, we will notify you promptly. In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

•	Whether the Plan is then acquiring shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

•	Our need for additional funds;

•	The attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

•	The purchase price likely to apply to any sale of common stock;

•	The stockholder submitting the request;

•	The extent and nature of the stockholder’s prior participation in the Plan;

•	The number of shares of common stock held of record by the stockholder; and

•	The aggregate number of optional cash payments and initial investments in excess of $10,000 for which requests for waiver have been submitted by all existing stockholders and new investors.

If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. The Plan does not provide for a predetermined maximum amount that an existing stockholder or new investor may invest or a maximum number of shares that may be purchased pursuant to a request for waiver, except that no stockholder may own more than 9.8% of our outstanding shares.

Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver

Purchase Price. If we approve your request for waiver, the shares will be purchased directly from us and we may offer you a waiver discount ranging from 0% to 5%. If we grant the request for waiver, there will be a pricing period, which generally will consist of one to 10 separate days during which our common stock is quoted on the New York Stock Exchange (the “NYSE”). Each of these separate dates will be a “waiver investment date,” and an equal proportion of your optional cash payment or initial investment, as applicable, will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular waiver investment date will be equal to the consolidated volume weighted average price (subject to change as provided below), across all exchanges, rounded to four decimal places, of our common stock as quoted on Bloomberg, L.P., for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Standard Time, up to and including the closing print, for that waiver investment date, less the waiver discount, if any, but in no event will the purchase price be less than 95% of the average high and low sales prices of our common stock on any waiver investment date. This means that if the consolidated volume weighted average price, across all exchanges, rounded to four decimal places, of our common stock as quoted on Bloomberg, L.P., for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Standard Time, up to and including the closing print, on a waiver investment date (for trading days in which the threshold price, as described below, is satisfied) is less than 95% of the average high and low sales prices on such waiver investment date, the purchase price per share on the waiver investment date will be increased so that it is equal to 95% of the average high and low sales prices on such waiver investment date. The Administrator must receive good funds for the entire investment amount on or before the first business day before the pricing period to purchase shares of our common stock pursuant to a request for waiver during the applicable pricing period. Funds received after this date will be returned to you.

Threshold Price. For any pricing period, we may establish a minimum purchase price per share, referred to as the “threshold price,” applicable to optional cash payments and initial investments made pursuant to a request for waiver. At least one business day prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount. We will notify the Administrator as to the amount of the threshold price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.

If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the consolidated volume weighted average price for each trading day of such pricing period (not adjusted for a waiver discount, if any) must equal or exceed. Except as provided below, we will exclude from the pricing period any trading day that the consolidated volume weighted average price is less than the threshold price. We will also exclude from the pricing period and from the determination of the purchase price any trading day in which no trades of common stock are made on the NYSE. Thus, for example, for a 10-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for two of the 10 trading days in the pricing period, then we will return 20% of the funds you submitted in connection with your request for waiver unless we have activated the pricing period extension feature for the pricing period (as described below).

Pricing Period Extension Feature. We may elect to activate for any particular pricing period the pricing period extension feature. This feature allows the initial pricing period to be extended by the number of days that the threshold price is not satisfied, or on which no shares of our common stock are quoted on the NYSE, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common stock were not quoted on the NYSE. For example, if the determined pricing period is 10 days, and the threshold price is not satisfied for three out of those 10 days in the initial pricing period, and we had previously announced at the time of the request for waiver acceptance that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become waiver investment dates in lieu of the three days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds you submitted in connection with your request for waiver will be invested.

Return of Unsubscribed Funds. We will return a portion of any funds you submitted in connection with your request for waiver for each trading day of a pricing period or extended pricing period, if applicable, for which the threshold price is not met or for each day in which no shares of common stock are quoted on the NYSE, which we refer to as “unsubscribed funds.” Any unsubscribed funds will be returned within five business days after the last day of the pricing period, or if applicable, the extended pricing period, without interest. The amount returned will be based on the number of days during which the threshold price was not satisfied (as compared to the number of days in the pricing period or extended pricing period). For example, the returned amount in a 10-day pricing period will equal one-tenth (1/10) of the total amount of such optional cash payment or initial investment (not just the amount in excess of $10,000) for each trading day that the threshold price is not satisfied or in which no trades of our common stock are quoted on the NYSE.

The establishment of the threshold price and the possible return of a portion of an optional cash payment or initial investment applies only to optional cash payments and initial investments made pursuant to a request for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Administrator is required to provide you with any written notice as to the threshold price for any pricing period. You may contact us at 1-419-247-2859 to find out if a threshold price has been fixed or waived for any given pricing period.

Waiver Discount. For each pricing period, we may establish a waiver discount from the market price applicable to optional cash payments and initial investments made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common stock as compared to other sources of funds and current and projected capital needs. You may obtain information regarding the maximum waiver discount, if any, by contacting us at 1-419-247-2859. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash payments and initial investments in excess of $10,000. The waiver discount will apply to the entire optional cash payment or initial investment made pursuant to a waiver and not just the portion in excess of $10,000. The discount applicable to reinvested dividends, initial investments up to $10,000 and optional cash payments up to $10,000 per month will not apply to initial investments and optional cash payments made pursuant to a request for waiver.

Number of Shares to be Purchased for the Participant

The number of shares, including fractional shares, purchased under the Plan will depend on the amount of your cash dividend, the amount of your optional cash payments, the amount of your initial investment, and the price of the shares determined as provided above. Shares purchased under the Plan, including fractional shares, will be credited to your account. Both whole and fractional shares will be purchased. Fractional shares will be computed to six decimal places.

This prospectus relates to 15,000,000 shares of our common stock registered for sale under the Plan. We cannot assure you there will be enough shares to meet the requirements under the Plan. If we do not have a sufficient number of registered shares to meet the Plan requirements during any month, the portion of any reinvested dividends, optional cash payments, and initial investments received by the Administrator but not invested in our shares under the Plan will be returned to participants without interest.

There is no special limitation on the cumulative number of shares that may be purchased under the Plan. However, purchases under the Plan are subject to the general restrictions contained in our by-laws that prohibit purchases of shares that could disqualify us as a REIT. See “Restrictions on Transfer of Securities” and “Description of Certain Provisions of our Certificate of Incorporation and By-Laws” for more information.

Source of Shares Purchased Under the Plan

Shares purchased under the Plan will normally come from our authorized but unissued shares of common stock or shares of our common stock held by us as treasury stock. However, we reserve the right to instruct the Administrator to purchase shares for you in the open market, rather than issue new shares or shares from treasury. Such market purchases may be made on any securities exchange where shares of our common stock are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery, and otherwise as the Administrator may determine. Neither we nor you will have any authority to direct the date, time, or price at which shares may be purchased by the Administrator or the selection of the broker or dealer through or from whom purchases are to be made. You will pay no service fees, processing fees or other charges on purchases under the Plan whether shares are newly issued, issued from treasury or purchased in the open market.

Method for Changing Dividend Reinvestment Election

You may change your dividend reinvestment election at any time on-line through Investor Centre, by calling the Administrator at 1-888-216-7206 or by notifying the Administrator in writing. See “Administration” for information on how to contact the Administrator. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend (approximately 20 days in advance of the dividend payment date).

Withdrawal by Participant

You may discontinue the reinvestment of your dividends at any time by providing written or telephonic notice to the Administrator. Alternatively, you may change your dividend election on-line through Investor Centre at www.computershare.com/investor. See “Administration” for information on how to contact the Administrator. If the Administrator receives your notice of withdrawal near a record date for the payment of the next dividend, the Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them. If such dividends are reinvested, the Administrator will process the withdrawal as soon as practicable, but in no event later than five business days after the reinvestment is completed. The Administrator will continue to hold your whole shares in book entry form and mail you a check for any fractional share, less a service fee of $15.00 and any per share processing fees, unless you request a stock certificate to be issued or have your shares sold. If you request a certificate, the Administrator will send to you a certificate for the whole shares and a check for any fractional share of common stock in your Plan account, less a service fee of $15.00 and any per share processing fees. Issuance of certificates may be subject to an additional fee. Please contact the Administrator to determine if there is a certificate issuance fee. Alternatively, at your request, the Administrator will sell all or a portion of such shares and remit to you the proceeds less any applicable fees. See “Sale of Shares” for your available options in selling shares.

Upon withdrawal, you may elect to stop the investment of any initial investment or optional cash payment by delivering a written request for a refund to the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date.

Generally, an eligible stockholder or new investor may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

Sale of Shares

You may request that the Administrator sell your shares as described below. You should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by the Administrator, and the ultimate sale on the open market. Instructions for a market order or a batch sale are binding and may not be rescinded.

Market Order

A market order is a request to sell shares of our common stock promptly at the current market price. Market order sales are only available at www.computershare.com/investor, through Investor Centre, or by calling the Administrator directly at 1-888-216-7206. Market order sale requests received at www.computershare.com/investor, through Investor Centre, or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Standard Time). Any orders received outside of market hours will be submitted to the Administrator’s broker on the next day the market is open. Sales proceeds will equal the market price of the sale obtained by the Administrator’s broker, net of taxes and fees. The Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Administrator directly at 1-888-216-7206. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. The price shall be the market price of the sale obtained by the Administrator’s broker, less a service fee of $25.00 and a processing fee of $0.12 per share sold.

Batch Order

A batch order is an accumulation of all sale requests for shares of our common stock submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales, unless such requests specify otherwise. Batch order sales may only be requested in writing. In every case of a batch order sale, the price shall be the weighted average sale price obtained by the Administrator’s broker, less a service fee of $15.00 and a processing fee of $0.12 per share sold.

Day Limit Order

A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after market hours, the next day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Administrator directly at 1-888-216-7206. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.

Good-Til-Cancelled (“GTC”) Limit Order

A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Administrator directly at 1-888-216-7206. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.

General

All per share processing fees described in “Sale of Shares” include any brokerage commissions the Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share processing fee. All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. Fees are deducted from the proceeds derived from the sale. The Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Administrator to determine if there are any limitations applicable to your particular sale request.

The Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the program are sold (except for prices specified for day limit orders or GTC limit orders), and no one, other than the Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

If you elect to sell shares online at www.computershare.com/investor through the Investor Centre, you may utilize the Administrator’s international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the time consuming and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.

Alternatively, you may choose to sell shares of common stock in your Plan account through a broker of your choice, in which case you should contact your broker about transferring shares from your Plan account to your brokerage account.

Share Certificates and Safekeeping

Shares of our common stock that you acquire under the Plan will be maintained in your Plan account in non-certificated form for safekeeping. Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

If you own shares of our common stock in certificated form, you may deposit your certificates for those shares with the Administrator, free of charge. Certificates should be delivered to the Administrator at 211 Quality Circle, Suite 210, College Station, TX 77845 by United States Post Office registered insured mail, a national courier service or other receipted delivery service.

Reports to Participants

The Administrator will send a transaction advice confirming the details of each transaction that you make. When you participate in the dividend reinvestment feature, you will receive a quarterly statement of your account. The statement will also include specific cost basis information in accordance with applicable law.

Please retain all account statements for your records. The statements contain important tax and other information.

Responsibilities Under the Plan

We, the Administrator and any agent will not be liable in administering the Plan for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon that participant’s death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of its actions or inactions in connection with the administration of the Plan.

You should recognize that neither we, the Administrator, nor any agent can assure you of a profit or protect you against a loss on shares purchased under the Plan.

Interpretation and Regulation of the Plan

We reserve the right to interpret and regulate the Plan.

Suspension, Modification or Termination of the Plan

We reserve the right to suspend, modify or terminate the Plan at any time. Participants will be notified of any suspension, modification or termination of the Plan. If the Plan is suspended or terminated, the Administrator will continue to hold your whole shares in book entry form and mail you a check for any fractional share less a service fee of $15.00 and any per share processing fees, unless you request a stock certificate to be issued or have your shares sold. If you request a certificate, the Administrator will send to you a certificate for the whole shares and a check for any fractional share of common stock in your Plan account, less a service fee of $15.00 and any per share processing fees. Issuance of certificates may be subject to an additional fee. Please contact the Administrator to determine if there is a certificate issuance fee. Alternatively, at your request, the Administrator will sell all or a portion of such shares and remit to you the proceeds less any applicable fees. See “Sale of Shares” for your available options in selling shares.

The Administrator also may terminate your Plan account if you do not own at least one whole share. In the event that your program account is terminated for this reason, a check for the cash value of the fractional share based upon the then-current market price, less a service fee of $15.00 and any per share processing fees, will be sent to you and your account will be closed.

Miscellaneous

Effect of Stock Dividend, Stock Split or Rights Offering. Any shares we distribute as a stock dividend on shares (including fractional shares) credited to your account under the Plan, or upon any split of such shares, will be credited to your account. Share dividends or splits distributed on all other shares held by you and registered in your own name will be mailed directly to you.

In a rights offering, rights applicable to shares credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares on the next investment date. If you want to exercise, transfer or sell any portion of the rights applicable to the shares credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that shares credited to your account be transferred from your account and registered in your name. Except in unusual circumstances, the record date will be approximately 20 days in advance of the dividend payment date.

Effect of Transfer of All Shares in Participant’s Name. If you dispose of all the shares of our common stock registered in your name, but do not give notice of withdrawal to the Administrator, the Administrator will continue to reinvest the cash dividends on any shares held in your account under the Plan until the Administrator is otherwise notified. See “Withdrawal by Participant” for more information on how to withdraw from the Plan.

Voting of Participant’s Shares Held Under the Plan. The shares credited to your account under the Plan will be voted in accordance with your instructions. If you are a participant in the Plan and are not a holder of record of shares in your own name, you will be furnished with a form of proxy covering the shares credited to your account under the Plan. If you are a participant in the Plan and are the holder of record of shares in your own name, your proxy will be deemed to include shares, if any, credited to your account under the Plan and the shares held under the Plan will be voted in the same manner as the shares registered in your own name. If a proxy is not returned, none of your shares will be voted unless you vote in person. If you want to vote in person at a meeting of stockholders, a proxy for shares credited to your account under the Plan may be obtained upon written request received by the Administrator at least 15 days before the meeting.

Pledging of Participant’s Shares Held Under the Plan. You may not pledge any shares that you hold in your Plan account. Any pledge of shares in a Plan account is null and void. If you wish to pledge shares, you must first withdraw those shares from the Plan and request the Administrator to send you certificates for those shares.

LIMITATION OF LIABILITY

The Plan provides that neither we nor the Administrator, nor any independent agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:

•	The failure to terminate your Plan account upon your death prior to receiving written notice of your death;

•	The purchase or sale prices (except for prices specified for day limit orders or GTC limit orders) reflected in your Plan account or the dates of purchases or sales of shares under the Plan; or

•	Any loss or fluctuation in the market value of our shares after the purchase or sale of shares under the Plan.

The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

USE OF PROCEEDS

The net proceeds we realize from sales of our shares of common stock purchased directly from us pursuant to the Plan will be used for general corporate purposes, which may include repaying debt and investing in health care and seniors housing properties. Pending such use, any net proceeds from this offering may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States. We do not know either the number of shares that will be purchased under the Plan or the prices at which the shares will be sold to participants. We will not receive any proceeds from purchases of our common stock by the Administrator in the open market.

FEDERAL INCOME TAX CONSEQUENCES

All participants are urged to consult their own tax advisors to determine the particular tax consequences that may result from their participation in the Plan and the subsequent disposal by them of shares purchased under the Plan. In the case of a foreign stockholder whose distributions are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the distribution and the balance will be reinvested.

The following is a brief summary of the material federal income tax considerations applicable to the Plan, which is for general information only and is not tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change. We have not received nor do we intend to seek a private letter ruling from the Internal Revenue Service regarding the Plan. This summary does not address the federal tax consequences that may be applicable to any particular participant, including any participant that is not a United States person for federal income tax purposes. It also does not address any state, local or non-U.S. income or other tax consequences of participation in the Plan.

Tax Consequences of Dividend Reinvestment

We will not issue shares at a price that is less than 95% of the average high and low sales prices of our common stock on the investment date.

In the case of common shares purchased by the Administrator from us, participants in the Plan will be treated, for federal income tax purposes, as having received a distribution equal to the fair market value, as of the investment date, of the common shares purchased with their reinvested dividends, which will include the discount, if any, at which the common shares were purchased. The discount shall not exceed more than 5% of the average of the high and low sales prices of our common stock on the investment date, and processing fees, if any, paid by us for the benefit of participants shall be included when determining the discount. All per share processing fees include any brokerage commissions the Administrator is required to pay.

In the event the Administrator purchases common shares in open market transactions or in negotiated transactions with third parties, the Internal Revenue Service has indicated in private letter rulings that the amount of the distribution received by a participant would include the fair market value of the common shares purchased with reinvested dividends and a pro rata share of any processing fees or other related charges paid by us in connection with the Administrator’s purchase of the common shares on behalf of the participant. The Plan currently provides that we will pay processing fees for the purchase of common shares in the open market or in negotiated transactions with third parties.

As in the case of non-reinvested cash distributions, the distributions described above will constitute taxable dividend income to participants to the extent of our current and accumulated earnings and profits allocable to the distributions and any excess distributions will constitute a return of capital which reduces the basis of the participant’s common shares or results in gain to the extent that excess distributions exceed the participant’s tax basis in his, her or its common shares. In addition, if we designate part or all of our distributions as capital gain distributions, those designated amounts should be treated by a participant as long-term capital gains to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the participant has held its shares.

A participant’s tax basis in his, her or its common shares acquired under the Plan will generally equal the total amount of distributions a participant is treated as receiving, as described above. A participant’s holding period in his, her, or its common shares generally begins on the day following the date on which the common shares are credited to the participant’s Plan account.

Tax Consequences of Optional Cash Payments

The Internal Revenue Service has indicated through private letter rulings that participants participating in the dividend reinvestment part of the Plan and who elect to purchase shares by optional cash payments will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares purchased over the amount of the cash payment made by the participant.

Also, if the Administrator acquires common shares in an open market transaction or in a negotiated transaction with third parties, the Internal Revenue Service has indicated through private letter rulings that a participant will be treated as receiving a distribution equal to a pro rata share of any per share processing fees or other related charges paid by us on behalf of the participant. The Plan currently provides that we will pay processing fees for the purchase of common shares in the open market or in negotiated transactions with third parties.

Any distributions which the participant is treated as receiving, including the discount, will be subject to tax, under the rules described above under “Tax Consequences of Dividend Reinvestment.”

The Internal Revenue Service has issued private letter rulings that state that a participant who acquires shares solely by cash purchase (and not reinvested dividends) will not be treated as having received a distribution of the discount amount and, therefore, would not realize any income upon purchase attributable to the discount. Private letter rulings are only binding on the Internal Revenue Service with respect to the taxpayer to which the ruling was issued. Therefore, there can be no assurance that the Internal Revenue Service would take this position with respect to transactions occurring under the Plan.

The tax basis of shares acquired by optional cash payments or as an initial investment will generally equal the total amount of distribution a participant is treated as receiving, as described above, plus the amount of the cash payment. A participant’s holding period for common shares purchased under the Plan generally will begin on the day following the date on which common shares are credited to the participant’s Plan account.

Tax Consequences of Dispositions

A participant will generally recognize gain or loss when shares are sold or exchanged, whether the sale or exchange is made at the participant’s request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to his or her account. The amount of the gain or loss will be equal to the difference between the amount of cash plus the fair market value of any other property that the participant receives in exchange for the shares or fraction of a share and the tax basis for the shares or fraction of a share.

Backup Withholding and Administrative Expenses

In general, any dividend reinvested under the Plan should not be subject to federal income tax withholding. We or the Administrator may be required to deduct as “backup withholding” on all distributions paid to a stockholder, regardless of whether those distributions are reinvested. Similarly, the Administrator may be required to deduct backup withholding from all proceeds of sales of common shares held in a Plan account. A participant is subject to backup withholding if, (1) the participant has failed to properly furnish us and the Administrator with his, her or its taxpayer identification number; (2) the Internal Revenue Service notifies us or the Administrator that the identification number furnished by the participant is incorrect; (3) the Internal Revenue Service notifies us or the Administrator that backup withholding should be commenced because the participant failed to report properly distributions paid to him, her or it; or (4) when required to do so, the participant fails to certify, under penalties of perjury, that the participant is not subject to backup withholding. Similarly, in certain circumstances where we or the Administrator have not received proper certification of a participant’s status as a U.S. person for U.S. federal income tax purposes, we may be required to withhold on distributions paid to a stockholder or sales of common shares held in a Plan account under the provisions of the Code commonly referred to as “FATCA.”

Backup and any other applicable withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, dividends to be reinvested under the Plan by participants subject to backup withholding will be reduced by the withheld amount. Amounts withheld as backup withholding will constitute a credit on the participant’s income tax return.

We intend to take the position that administrative expenses of the Plan paid by us are not constructive distributions to participants.

Our Taxation

We elected to be taxed as a REIT commencing with our first taxable year. We intend to continue to operate in such a manner as to qualify as a REIT, but there is no guarantee that we will qualify or remain qualified as a REIT for subsequent years. In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to stockholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain not distributed and certain other types of income earned by us.

If we fail to qualify for taxation as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible nor will any particular amount of distributions be required to be made in any year.

The preceding paragraphs provide a summary of the complex federal income tax rules governing our taxation as a REIT. A more detailed discussion of the federal taxation of us and our stockholders is provided in our Annual Report on Form 10-K for the year ended December 31, 2014.

PLAN OF DISTRIBUTION

The shares of our common stock sold under the Plan will be newly issued, issued from treasury or purchased in the open market. A registered broker/dealer that is affiliated with the Administrator will assist in the identification of investors and provide other related services, but will not be acting as an underwriter with respect to shares of our common stock sold under the Plan. You will pay no service fees or processing fees whether shares are newly issued, issued from treasury or purchased in the open market. However, if you request that shares be sold, you will receive the proceeds less a service fee and processing fees. The common stock is currently listed on the NYSE.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver of the monthly volume limit by or on behalf of existing stockholders and new investors who may be engaged in the securities business. Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a Plan participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash payments and initial investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are deemed by us to be inconsistent with the purposes of the Plan.

LEGAL MATTERS

Certain legal matters regarding the shares of common stock offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. As of May 1, 2015, the attorneys of Shumaker, Loop & Kendrick, LLP participating in the preparation of this prospectus, the registration statement and the required legal opinions beneficially held, in the aggregate, approximately 2,744 shares of our common stock and 2,000 shares of our preferred stock. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated herein by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is a statement of the estimated fees and expenses, other than underwriting discounts and commissions, to be incurred by the Company in connection with the offering of common stock described in this registration statement.

SEC registration fee	$107,647
Printing expenses and postage	15,750
Legal fees and expenses	30,000
Accounting fees and expenses	10,000
Listing fees	10,000
Administrator fees	100,000
Miscellaneous	2,100

Total	$275,497

Item 15.	Indemnification of Officers and Directors.

Section 7 of our Second Restated Certificate of Incorporation, as amended, provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (4) for any transaction from which the director derived any improper personal benefit. Section 7 also provides that if the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of our directors will be eliminated or limited to the extent permitted by the DGCL, as so amended. The Second Restated Certificate of Incorporation also states that any repeal or modification of the foregoing paragraph by our stockholders will not adversely affect any right or protection of our directors existing at the time of such repeal or modification.

Our Fourth Amended and Restated By-Laws provide that we will indemnify, to the extent permitted by the DGCL, any current or past director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at our request as a director, officer, employee, trustee, partner, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such threatened, pending or completed action, suit or proceeding. Our Fourth Amended and Restated By-Laws further obligate us to pay all expenses incurred by a current or past director or officer in defending or investigating a threatened or pending action, suit or proceeding of the nature referenced above in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by us as provided above. Under these provisions, however, we are not obligated to indemnify any person in connection with a proceeding initiated by such person unless such proceeding is in connection with a claim by such person to enforce rights as stated above or was authorized or consented to by our Board of Directors.

We have entered into indemnification agreements with our directors, executive officers and officers to assure them that they will be indemnified to the extent permitted by the Second Restated Certificate of Incorporation, Fourth Amended and Restated By-Laws and Delaware law. The indemnification agreements cover, subject to certain exceptions and limitations, any and all expenses, judgments, fines, penalties, and amounts paid in settlement, provide for the prompt advancement of all expenses incurred in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, and obligate the director, executive officer or officer to reimburse us for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director, executive officer or officer is not entitled to indemnification.

Delaware law requires indemnification in cases where a director or officer has been successful in defending any claim or proceeding and permits indemnification, even if a director or officer has not been successful, in cases where the director or officer acted in good faith and in a manner that he or she reasonably believed was in, or not opposed to, the best interests of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by a third party (i.e., a party other than the corporation), Delaware law permits indemnification for expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement. In the case of a claim by, or in the right of, the corporation (including stockholder derivative suits), indemnification under the DGCL is limited to expenses (including attorneys’ fees) and no indemnification of expenses is permitted if the director or officer is adjudged liable to the corporation unless a court determines that, despite such adjudication but in view of all of the circumstances, such indemnification is nonetheless proper. Delaware law also permits the advancement of expenses to directors and officers of the corporation upon receipt of an undertaking to repay all amounts so advanced if it is ultimately determined that the director or officer has not met the applicable standard of conduct and is, therefore, not entitled to be indemnified by the corporation.

We maintain indemnification insurance that provides for reimbursement of indemnification payments properly and lawfully made to our directors and officers and coverage, subject to certain exceptions and limitations, for directors and officers in situations where we cannot or do not indemnify them.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index and are incorporated by reference herein.

Item 17.	Undertakings.

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on May 1, 2015.

HEALTH CARE REIT, INC.

By:	/s/ Thomas J. DeRosa
Thomas J. DeRosa
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on May 1, 2015 by the following persons in the capacities indicated.

/s/ JEFFREY H. DONAHUE* Jeffrey H. Donahue, Chairman of the Board	/s/ JUDITH C. PELHAM* Judith C. Pelham, Director

/s/ WILLIAM C. BALLARD, JR.* William C. Ballard, Jr., Director	/s/ SERGIO D. RIVERA* Sergio D. Rivera, Director

/s/ PETER J. GRUA* Peter J. Grua, Director	/s/ R. SCOTT TRUMBULL* R. Scott Trumbull, Director

/s/ FRED S. KLIPSCH* Fred S. Klipsch, Director	/s/ THOMAS J. DEROSA Thomas J. DeRosa, Chief Executive Officer and Director (Principal Executive Officer)

/s/ GEOFFREY G. MEYERS* Geoffrey G. Meyers, Director	/s/ SCOTT A. ESTES* Scott A. Estes, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ TIMOTHY J. NAUGHTON* Timothy J. Naughton, Director	/s/ PAUL D. NUNGESTER, JR.* Paul D. Nungester, Jr., Senior Vice President and Corporate Controller (Principal Accounting Officer)

/s/ SHARON M. OSTER* Sharon M. Oster, Director	*By: /s/ THOMAS J. DEROSA Thomas J. DeRosa, Attorney-in-Fact

EXHIBIT INDEX

3.1(a)

Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 10-K filed March 20, 2000 (File No. 001-08923), and incorporated herein by reference thereto).

3.1(b)

Certificate of Amendment of Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 10-K filed March 20, 2000 (File No. 001-08923), and incorporated herein by reference thereto).

3.1(c)

Certificate of Amendment of Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed June 13, 2003 (File No. 001-08923), and incorporated herein by reference thereto).

3.1(d)

Certificate of Amendment of Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.9 to the Company’s Form 10-Q filed August 9, 2007 (File No. 001-08923), and incorporated herein by reference thereto).

3.1(e)

Certificate of Change of Location of Registered Office and of Registered Agent of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 10-Q filed August 6, 2010 (File No. 001-08923), and incorporated herein by reference thereto).

3.1(f)

Certificate of Designation of 6.50% Series I Cumulative Convertible Perpetual Preferred Stock of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed March 7, 2011 (File No. 001-08923), and incorporated herein by reference thereto).

3.1(g)

Certificate of Amendment of Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed May 10, 2011 (File No. 001-08923), and incorporated herein by reference thereto).

3.1(h)

Certificate of Designation of 6.50% Series J Cumulative Redeemable Preferred Stock of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed March 8, 2012 (File No. 001-08923), and incorporated herein by reference thereto).

3.1(i)

Certificate of Amendment of Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed May 6, 2014 (File No. 001-08923), and incorporated herein by reference thereto).

3.2

Fourth Amended and Restated By-Laws of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed November 1, 2011 (File No. 001-08923), and incorporated herein by reference thereto).

5.1	Opinion of Shumaker, Loop & Kendrick, LLP.

8.1	Tax Opinion of Arnold & Porter LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Shumaker, Loop & Kendrick, LLP to the use of their opinion as an exhibit to this registration statement is included in their opinion filed herewith as Exhibit 5.1.

23.3	Consent of Arnold & Porter LLP to the use of their opinion as an exhibit to this registration statement is included in their opinion filed herewith as Exhibit 8.1.

24.1	Powers of Attorney.

99.1	Form of Enrollment Form for Health Care REIT, Inc. Dividend Reinvestment & Stock Purchase Plan.

99.2	Form of Initial Enrollment Form for Health Care REIT, Inc. Dividend Reinvestment & Stock Purchase Plan.

99.3	Form of Direct Debit Authorization Form for Health Care REIT, Inc. Dividend Reinvestment & Stock Purchase Plan.